                                                                      EXHIBIT 12

                    ASSOCIATES CORPORATION OF NORTH AMERICA

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)

                                JUNE 30                             DECEMBER 31
                          -------------------   ----------------------------------------------------
                            2000       1999       1999       1998       1997       1996       1995
                          --------   --------   --------   --------   --------   --------   --------
                              (UNAUDITED)
Fixed Charges(a)........
  Interest expense......  $1,861.0   $1,655.3   $3,396.7   $3,047.2   $2,682.4   $2,351.7   $2,113.0
  Implicit interest in
     rent...............      15.2       14.5       30.0       24.2       20.9       18.4       17.1
                          --------   --------   --------   --------   --------   --------   --------
     Total fixed
       charges..........  $1,876.2   $1,669.8   $3,426.7   $3,071.4   $2,703.3   $2,370.1   $2,130.1
                          ========   ========   ========   ========   ========   ========   ========
Earnings(b).............
Earnings before
  provision for income
  taxes.................  $1,557.5   $1,330.0   $2,931.2   $2,069.0   $1,756.2   $1,547.6   $1,315.1
Fixed charges...........   1,876.2    1,669.8    3,426.7    3,071.4    2,703.3    2,370.1    2,130.1
                          --------   --------   --------   --------   --------   --------   --------
     Earnings, as
       defined..........  $3,433.7   $2,999.8   $6,357.9   $5,140.4   $4,459.5   $3,917.7   $3,445.2
                          ========   ========   ========   ========   ========   ========   ========
Ratio of Earnings to
  Fixed Charges.........      1.83       1.80       1.85       1.67       1.65       1.65       1.62
                          ========   ========   ========   ========   ========   ========   ========

---------------

(a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

(b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.